January 18, 2001




                                                                   Exhibit F-1
                                                                   -----------


                   (LETTERHEAD OF THELEN REID & PRIEST LLP)



                                          January 18, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

            We have examined the Declaration on Form U-1, dated January 18, 2001, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") with the Securities and Exchange Commission, of which this opinion is to be a part. (The Declaration is hereinafter referred to as the "Declaration").

            The Declaration contemplates, among other things, the issuance of a guarantee by GPU (the "Guarantee") of the obligations of its wholly-owned subsidiary, MYR Group, Inc. ("MYR"), under a Credit Agreement, dated November 28, 2000 ("Credit Agreement"), with Bank One, NA as administrative agent and as the initial lender. The Credit Agreement permits borrowings by MYR from time to time in an aggregate amount not to exceed $50 million outstanding at any one time.

            Members of this firm have acted as counsel to GPU and to its subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            We have examined copies, signed, certified or otherwise proven to our satisfaction, of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements, including the Credit Agreement and the form of Guarantee, and have made such further investigation as we have deemed necessary as a basis for this opinion.

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Securities and Exchange Commission
January 18, 2001
Page 2


            We are members of the Bar of the States of New York and New Jersey and do not purport to be experts on the laws of any jurisdiction other than the laws of the States of New York and New Jersey and the federal laws of the United States. As to all matters herein which are governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which is being filed as Exhibit F-2 to the Declaration.

            Based upon and subject to the foregoing, we are of the opinion that:

                  (a) all State laws  applicable  to the issuance by GPU
            of the Guarantee will have been complied with;

                  (b) GPU is validly  organized  and duly  subsisting in
            the Commonwealth of Pennsylvania; and

                  (c) the  Guarantee  will not violate  the legal  rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.


                                    Very truly yours,


                                    THELEN REID & PRIEST LLP